Exhibit 99.1

Diagnostic Products Corporation 5700 West 96th Street Los Angeles, CA 90045-5597 Tel: (310) 645-8200 Fax: (310) 645-9999 E-mail: info@dpconline.com Web Site: www.dpcweb.com

News Release

CONTACT:	James L. Brill Chief Financial Officer (310) 645-8200

For Immediate Release

Diagnostic Products Corporation Announces Record Fourth Quarter
and Full Year 2002 Results;
Issues Relating to Its Business in China

LOS ANGELES, CA (February 13, 2003)––Diagnostic Products Corporation (NYSE:DP) today reported record fourth quarter sales of $85.5 million an increase of 14% over $74.9 million a year ago. Net income increased 11% to $12.5 million dollars, or $.42 per diluted share, from net income of $11.3 million, or $.38 per share for the same quarter a year ago.

     Sales for the year ended December 31, 2002 were $324.1 million, a 15% increase over the $283.1 million recorded in 2001. Net income for the year increased 21% to $47.3 million, or $1.60 per diluted share, from $39.0 million, or $1.32, per share last year. Had it not been for certain non-recurring expenses discussed below, net income for the quarter would have increased 32% from 2001 to $15.0 million or $.50 per diluted share and for the year net income would have increased 27% from 2001 to $49.7 million, or $1.68 per diluted share. If foreign currency exchange rates had remained at last year’s levels, sales would have increased 12.5% rather than 14% for the quarter, while the 15% sales increase for the year would have remained unchanged.

     Sales of IMMULITE products grew approximately 19% in the fourth quarter to $74.7 million, compared to $62.4 million in 2001. For the year, IMMULITE product line sales were $276.8 million, compared to $230.4 million in 2001, an increase of 20%. Sales of IMMULITE products constituted 87% of total sales in the fourth quarter and approximately 85% of total sales for the year. Sales of the mature RIA product line were $6.8 million for the quarter, and $29.9 million for the year––both down a little over 10% from 2001 levels. Sales of other products were

$4.0 million in the quarter and $17.5 million for the year, down from $4.5 million and $18.9 million respectively in 2001.

     The Company shipped a total of 264 IMMULITE instruments in the fourth quarter, including 146 IMMULITE 2000s. For the year, the Company shipped 1,083 IMMULITE instruments, including 625 IMMULITE 2000s. The total number of instruments shipped worldwide is now over 8,000.

     The Company also announced that it has contacted the United States Department of Justice and the Securities and Exchange Commission to voluntarily disclose that its Chinese subsidiary has made payments in China that may violate foreign and U.S. law, including the Foreign Corrupt Practices Act. The Company discovered these payments internally and stopped them immediately upon learning of them. Management informed The Board of Directors who promptly engaged outside counsel to conduct an independent investigation of the nature of the payments, the involvement of Company personnel and whether any similar situation exists at the Company’s other foreign operations. Based on the results of that investigation, the Audit Committee, comprised of independent directors, has concluded that senior management of the Company is not implicated in the payments and that there are no apparent similar issues with respect to the Company’s other foreign operations. Upon learning of the payments, management of the Company began a comprehensive review of its internal controls and procedures as they relate to this issue and is currently implementing additional policies and procedures to ensure full future compliance with all applicable laws.

     The Company’s fourth quarter results include $1.4 million in its tax accrual relating to the effects of the possible non-deductibility of the payments. Also included in the fourth quarter results is $1.5 million in General and Administrative Expense for costs incurred through year end 2002 relating to the investigation and for potential penalties and other costs which the Company may incur to resolve issues relating to the payments in China. In 2002 the Company’s Chinese subsidiary had revenues of $9 million, less than 3% of the Company’s total sales.

     Founded in 1971, Diagnostic Products Corporation (DPC) is the global leader dedicated exclusively to immunodiagnostic testing. The Company’s product menu includes over 400 tests to measure microorganisms, hormones, drugs and other medically important substances present at infinitesimal concentrations in body fluids and tissues. DPC also designs and manufactures automated laboratory instrumentation which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories domestically and in over 100 international countries. Additional Company information can be found on the Company’s web site at www.dpcweb.com.

     Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental or other actions relating to the Chinese subsidiary’s payments, the rate of customer demand for the Company’s products, customer acceptance of the IMMULITE 2000 and other new products, the Company’s ability to keep abreast of product and technological innovations, competitive pressures, the effect of the translation of the financial statements of foreign subsidiaries, political and economic instability in certain foreign markets, and other risks and uncertainties disclosed from time to time in the Company’s SEC reports and filings.

Diagnostic Products Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited — In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

SALES:
Non-Affiliated Customers	$77,503	$67,886	$293,283	$256,099
Unconsolidated Affiliates	7,996	7,004	30,804	27,030

TOTAL SALES	85,499	74,890	324,087	283,129
COST OF SALES	37,156	31,629	137,746	120,690

GROSS PROFIT	48,343	43,261	186,341	162,439

OPERATING EXPENSES:
Selling	13,708	12,719	53,471	49,685
Research and Development	9,462	7,374	36,817	31,447
General and Administrative	9,225	7,720	30,682	26,788
Equity in Income of Affiliates	(1,407)	(1,077)	(3,841)	(3,304)

TOTAL OPERATING EXPENSES	30,988	26,736	117,129	104,616

TOTAL OPERATING INCOME	17,355	16,525	69,212	57,823
Interest/Other Income (Expense)—Net	702	455	(1,220)	(7)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	18,057	16,980	67,992	57,816
PROVISION FOR INCOME TAXES	5,598	5,317	21,078	17,812
MINORITY INTEREST	(91)	326	(399)	975

NET INCOME	$12,550	$11,337	$47,313	$39,029

EARNINGS PER SHARE:
BASIC	$0.44	$0.40	$1.66	$1.39
DILUTED	$0.42	$0.38	$1.60	$1.32
AVERAGE SHARES OUTSTANDING:
BASIC	28,583	28,319	28,487	28,128
DILUTED	29,700	29,802	29,628	29,474

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